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                                                                Exhibit 99.1

FOR IMMEDIATE  RELEASE

           JITNEY-JUNGLE ANNOUNCES COMPLETION OF DELCHAMPS MERGER


    Jackson, Mississippi, November 4, 1997. Shareholders of Delchamps, Inc., at a special meeting held today, voted to approve the merger between Delchamps and Delta Acquisition Corporation, a wholly-owned subsidiary of Jitney-Jungle Stores of America, Inc. Delchamps is now a wholly-owned subsidiary of Jitney-Jungle.

    The merger, completed after the shareholder vote, was the second step in the two-step acquisition of Delchamps by Jitney-Jungle. The first step, a cash tender offer by Delta Acquisition for all the outstanding shares of Delchamps at $30.00 per share, was completed on September 12, 1997. All outstanding shares of common stock of Delchamps not previously purchased in the tender offer (other than shares owned by Jitney-Jungle, Delchamps or their wholly-owned subsidiaries or by any shareholders of Delchamps who properly exercise dissenters' rights) were converted in the merger into the right to receive the same $30.00 per share cash price paid in the tender offer.

    Shortly, IBJ Schroder Bank & Trust Company will send letters of transmittal to Delchamps' shareholders explaining the process for surrendering the Delchamps' shares to those shareholders who did not tender their shares pursuant to the tender offer.

    Jitney-Jungle is a leading operator of supermarkets in the Southeast. It operates 199 supermarkets located throughout Mississippi and Alabama as well as in selected markets in Tennessee, Arkansas, Louisiana and Florida.

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FOR FURTHER INFORMATION CONTACT:

Jitney-Jungle Stores of America, Inc.:
Michael E. Julian, President and Chief Executive Officer
(601) 346-2116

MacKenzie Partners, Inc.:
Grace M. Protos
(212) 929-5500